Exhibit 10.5

OCEANEERING INTERNATIONAL, INC.
2016 ANNUAL CASH BONUS AWARD PROGRAM SUMMARY

The Compensation Committee (the “Committee”) of the Board of Directors of Oceaneering International, Inc. (the “Company”) approved the 2016 Annual Cash Bonus Award Program (the “Program”) for executive officers of the Company, and for other participating employees of the Company or its subsidiaries who are selected by the Committee, each under the Amended and Restated 2010 Incentive Plan of the Company. Under the Program, cash bonuses are based on the level of achievement of the following, as compared to planned results approved by the Committee:

(a)	with respect to corporate executives:

(i)	consolidated net income for the Company and its subsidiaries for the year ending December 31, 2016 (“Net Income”);

(b)	with respect to other corporate employee participants:

(i)	Net Income (85% of award); and

(ii)	individual goals (15% of award);

(c)	with respect to profit center executive participants:

(i)	Net Income (50% of award); and

(ii)	operating income of the executive’s profit center (50% of award);

(d)	with respect to country manager participants:

(i)	Net Income (35% of award); and

(ii)	goals of the executive’s profit center (65% of award), which profit center percentage amount is comprised of the level of achievement of the following:

(1)	operating income of the profit center (45%);

(2)	HSE goals (5%); and

(3)	annual strategic objectives (15%); and

(e)	with respect to all other employee participants:

(i)	Net Income (35% of award);

(ii)	goals of the participant’s profit center (50% of award), which profit center percentage amount is comprised of the level of achievement of the following:

(1)	operating income of the profit center (35%);

(2)	HSE goals (5%); and

(3)	objectives for annual strategic objectives (10%); and

(iii)	individual goals (15%).

If the level of achievement with respect to Net Income does not exceed a threshold approved by the Committee, then no cash bonus will be payable under the Program with respect to Net Income or profit center performance.

The Committee has discretion to approve payment of a lower amount under the Program than the amount that is otherwise determined under the terms of the Program. Further, the Committee has delegated to the Chief Executive Officer authority, with respect to all participants other than officers of the Company, to make additions and changes to the Program participation approved by the Committee for the 2016 year.

For each participant under the Program, the cash bonus achievable is a percentage, approved by the Committee, of the participant’s 2016 annual base salary (in U.S. Dollars).

A participant must be employed by the Company or a subsidiary of the Company, or a member of the Board of Directors of the Company, at the time the Company pays the cash bonuses under the Program to receive a cash bonus.